SCHEDULE A

to the

ADVISORY AGREEMENT

dated as of October 5, 2017 between

SCHWAB STRATEGIC TRUST

and

CHARLES SCHWAB INVESTMENT MANAGEMENT, INC.

The Trust will pay to the Adviser as compensation for the Adviser’s services rendered, a fee, computed daily, at an annual rate, based on the average daily net assets of the respective Fund, in accordance the following fee schedule:

Fund	Rate
Schwab U.S. Broad Market ETF	0.03%*
Schwab U.S. Large-Cap ETF	0.03%*
Schwab U.S. Large-Cap Growth ETF	0.04%*
Schwab U.S. Large-Cap Value ETF	0.04%*
Schwab U.S. Small-Cap ETF	0.05%*
Schwab International Equity ETF	0.06%*
Schwab International Small-Cap Equity ETF	0.12%*
Schwab Emerging Markets Equity ETF	0.13%*
Schwab U.S. TIPS ETF	0.05%*
Schwab Short-Term U.S. Treasury ETF	0.06%*
Schwab Intermediate-Term U.S. Treasury ETF	0.06%*
Schwab U.S. REIT ETF	0.07%*
Schwab U.S. Mid-Cap ETF	0.05%*
Schwab U.S. Aggregate Bond ETF	0.04%*
Schwab U.S. Dividend Equity ETF	0.07%*
Schwab Fundamental U.S. Broad Market Index ETF	0.25%*
Schwab Fundamental U.S. Large Company Index ETF	0.25%*
Schwab Fundamental U.S. Small Company Index ETF	0.25%*
Schwab Fundamental International Large Company Index ETF	0.25%*
Schwab Fundamental International Small Company Index ETF	0.39%*
Schwab Fundamental Emerging Markets Large Company Index ETF	0.39%*
Schwab 1000 Index ETF	0.05%*

*	The Adviser will pay the operating expenses of the Fund, excluding taxes, any brokerage expenses, and extraordinary or non-routine expenses.

A-1